Exhibit 107

Calculation of Filing Fee Tables

S-1/A

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(g)	13,215,112(1)(2)	$11.50(3)	$151,973,788	$0.00014760	$22,431.33
Fees to Be Paid	Equity	Warrants	457(i)	4,933,333(4)(2)	—	—	—	—(5)
Fees to Be Paid	Equity	Common Stock	457(c)	36,772,040(6)(2)	$4.0975(7)	$150,673,434	$0.00014760	$22,239.40
	Total Offering Amounts					$302,647,222		$44,670.73
	Total Fees Previously Paid(8)							$56,985.70
	Total Fee Offsets							$(12,314.97)
	Net Fees Due							$0

(1)Consists of up to (i) 4,933,333 shares of common stock of the Registrant (“Common Stock”) issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share of Common Stock (the “Private Placement Warrants”) and (ii) 8,281,779 shares of Common Stock issuable upon the exercise of warrants originally issued in the initial public offering of MedTech Acquisition Corporation (“MTAC”) by the holders thereof (the “Public Warrants”).

(2)Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(3)Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of common stock issuable upon exercise of the Private Placement Warrants.

(4)Represents 4,933,333 Private Placement Warrants registered for resale by the selling securityholders identified in this registration statement.

(5)In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants is allocated to the Common Stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(6)Consists of (i) up to 25,237,094 shares of Common Stock issuable upon the conversion of the 4,015,002 shares of Series A Convertible Preferred Stock originally issued to investors in a private placement concurrently with the closing of the business combination described in the prospectus accompanying this registration statement, (ii) up to 4,062,500 shares of Common Stock originally issued in a private placement to MedTech Acquisition Sponsor LLC (“Sponsor”) in connection with the initial public offering MTAC, (iii) up to 4,933,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants, (iv) up to 1,000,000 shares of Common Stock issuable upon exercise of warrants previously issued by MTAC to Sponsor upon the conversion of certain working capital loans in connection with the closing of the business combination, (v) 1,452,965 shares of Common Stock issuable upon exercise of outstanding options and (vi) 86,148 shares of common stock issuable in connection with the vesting and settlement of outstanding restricted stock units.

(7)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on December 8, 2023.

(8)Previously paid in connection with the initial filing of Registration Statement on Form S-1 (No. 333-274292) filed on August 31, 2023 to which this Amendment No. 3 relates.